UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
            OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          COMMISSION FILE NO. 333-34908

                NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
             (Exact name of registrant as specified in its charter)

                              350 W. BELMONT DRIVE
                             CALHOUN, GEORGIA 30701
                                 (706) 629-6499
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           COMMON STOCK, NO PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)
                                ________________

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)             [_]  Rule 12h-3(b)(1)(ii)            [_]
Rule 12g-4(a)(1)(ii)            [_]  Rule 12h-3(b)(2)(i)             [_]
Rule 12g-4(a)(2)(i)             [_]  Rule 12h-3(b)(2)(ii)            [_]
Rule 12g-4(a)(2)(ii)            [_]  Rule 15d-6                      [_]
Rule 12h-3(b)(1)(i)             [_]  Rule 12h-3(d)                   [X]

     Approximate number of holders of record as of the certification or notice date: 406.

     Pursuant to the requirements of the Securities Exchange Act of 1934, North Georgia Community Financial Partners, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

September 28, 2004                     NORTH GEORGIA COMMUNITY FINANCIAL
                                             PARTNERS, INC.

                                       By: /s/  David J. Lance
                                           -------------------------------------
                                           David J. Lance
                                           President and Chief Executive Officer


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